Exhibit 99.2

Intra-Cellular Therapies Prices Public Offering of Common Stock

NEW YORK, Jan. 07, 2020 (GLOBE NEWSWIRE) — Intra-Cellular Therapies, Inc. (Nasdaq: ITCI), a biopharmaceutical company, today announced the pricing of its previously announced underwritten public offering of 10,000,000 shares of its common stock at a public offering price of $29.50 per share. All of the shares in the offering will be sold by Intra-Cellular Therapies, with gross proceeds to Intra-Cellular Therapies expected to be $295 million from the offering of an aggregate of 10,000,000 shares before deducting underwriting discounts and commissions and offering expenses.

Intra-Cellular Therapies has granted the underwriters a 30-day option to purchase up to an additional 1,500,000 shares on the same terms and conditions. The expected net proceeds to Intra-Cellular Therapies referenced above do not include any net proceeds that Intra-Cellular Therapies would receive if the underwriters exercise such option. The offering is expected to close on January 10, 2020, subject to customary closing conditions.

J.P. Morgan Securities LLC, SVB Leerink LLC and Evercore Group L.L.C. are acting as joint book-running managers for the offering. Cantor Fitzgerald & Co. and Canaccord Genuity LLC are acting as co-lead managers and JMP Securities LLC is acting as co-manager for the offering.

The public offering is being made pursuant to a shelf registration statement on Form S-3 that was previously filed with the Securities and Exchange Commission (the “SEC”) and became effective upon filing. A preliminary prospectus supplement and accompanying base prospectus relating to and describing the terms of the offering has been filed with the SEC and is available on the SEC’s website located at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to this offering, when available, can be obtained from J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at 1-866-803-9204 or by email at prospectus-eq_fi@jpmchase.com; SVB Leerink LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA, 02110, by telephone at 1-800-808-7525, ext. 6132, or by email at syndicate@svbleerink.com; or Evercore Group L.L.C., Attention: Equity Capital Markets, 55 East 52nd Street, 36th Floor, New York, NY 10055, by telephone at (888) 474-0200 or by email at ecm.prospectus@evercore.com.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Intra-Cellular Therapies

Intra-Cellular Therapies is a biopharmaceutical company founded on Nobel prize-winning research that allows it to understand how therapies affect the inner-workings of cells in the body. The Company leverages this intracellular approach to develop innovative treatments for people living with complex psychiatric and neurologic diseases.

Contact

Intra-Cellular Therapies, Inc.

Juan Sanchez, M.D.

Vice President, Corporate Communications and Investor Relations

646-440-9333

Burns McClellan, Inc.

Lisa Burns

jgrimaldi@burnsmc.com

212-213-0006